Exhibit 11

802 N Washington St

Spokane, WA 99201

CONSENT OF INDEPENDENT AUDITOR’S

We consent to the inclusion in this Offering Statement on Form 1-A of our audit report dated May 1, 2020, with respect to the balance sheets of Monogram Orthopaedics, Inc. as of December 31, 2019 and December 31, 2018, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. Our report dated May 1, 2020 relating to those financial statements includes an emphasis of matter paragraph regarding an uncertainty about Monogram Orthopaedics, Inc.’s ability to continue as a going concern.

Fruci & Associates II, PLLC

December 4, 2020